Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-211840) pertaining to the Höegh LNG Partners LP Long Term Incentive Plan and Höegh LNG Holdings Ltd. Phantom Unit Awards and the Registration Statement (Form F-3 No. 333-213781) of Höegh LNG Partners LP and in the related Prospectus of our report dated April 10, 2019, with respect to the consolidated financial statements and schedule of Höegh LNG Partners LP included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young AS

Oslo, Norway

April 10, 2019